SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement   [_] Confidential, for Use of the
                                      Commission Only (as permitted by
                                      Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                BRAUVIN INCOME PROPERTIES L.P. 6
        (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     Title of each class of securities to which transaction applies:

     Aggregate number of securities to which transaction applies:

     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     Proposed maximum aggregate value of transaction:

     Total fee paid:


[X]  Fee paid previously with preliminary materials.

      [_]    Check box if any part of the fee is offset as provided by
   Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:  N/A


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     Date Filed:  N/A

                BRAUVIN INCOME PROPERTIES L.P. 6
                    30 North LaSalle Street
                           Suite 3100
                    Chicago, Illinois 60602
                          312-759-7660


            SOLICITATION OF VOTE OF LIMITED PARTNERS


Dear Limited Partner:

     As discussed more fully in the attached Solicitation
Statement, we are soliciting the vote of Limited Partners to authorize the sale of all the Partnership's existing properties and a subsequent liquidation of the Partnership. Please read the Solicitation Statement carefully before filling out the enclosed
Ballot.

     Holders of more than 50% of the outstanding Units must approve the sale of all or substantially all of the Partnership's assets. Only Limited Partners of record at the close of business on May 14, 1999 will be entitled to notice of, and to participate in, the vote. Failure of a Limited Partner to return a Ballot by July 12, 1999 will constitute a vote AGAINST the proposed sale.

     If Limited Partners holding a majority of outstanding Units approve the sale, we will aggressively pursue the sale of the properties on the terms described in the Solicitation Statement.

     Your vote is important. Please sign and date the enclosed
Ballot and return it promptly to the Partnership in the enclosed return envelope.

                        Very truly yours,

                        BRAUVIN INCOME PROPERTIES L.P. 6


                        By:/s/ Jerome J. Brault
                               Jerome J. Brault
                               Managing General Partner

June 14, 1999

                BRAUVIN INCOME PROPERTIES L.P. 6
                    30 North LaSalle Street
                           Suite 3100
                    Chicago, Illinois 60602
                          312-759-7660

                     SOLICITATION STATEMENT
                         June 14, 1999

     This Solicitation Statement is being furnished to the Limited Partners of Brauvin Income Properties L.P. 6, a Delaware limited partnership (the "Partnership"), in connection with the General Partners' solicitation of the votes of the Limited Partners to approve a sale of all of the Partnership's properties either on an individual or group basis (the "Proposed Transaction"), and to subsequently liquidate the Partnership. This authorization is the only authorization that will be solicited by the General Partners in connection with the sale of the Properties (as hereinafter defined). No meeting will be held in connection with this solicitation of votes from the Limited Partners. To be counted, a properly completed Ballot must be received by the Partnership at 30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602 on or before July 12, 1999. Failure of a Limited Partner to return a Ballot by July 12, 1999 will constitute a vote AGAINST the Proposed Transaction. Ballots will not be deemed to have been returned until actually received by the Partnership at the foregoing address.

     This Solicitation Statement is made by the General Partners, Brauvin 6, Inc. and Jerome J. Brault, on behalf of the Partnership. Solicitation of votes other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partners who will not receive additional compensation for their efforts. The total cost of soliciting votes will be borne by the Partnership.

     The General Partners have set May 14, 1999 as the record date for determining the Limited Partners entitled to a Ballot and to vote on the Proposed Transaction. Only the Limited Partners of record at the close of business on May 14, 1999 will be entitled to vote on the Proposed Transaction. A Limited Partner holding Units (as hereinafter defined) of record as of the record date will retain the right to vote on the Proposed Transaction even if such Limited Partner sells or transfers such Units after such date.

     The total number of outstanding Units and economic interests as of December 31, 1998 was 7,842.5. Each Limited Partner is entitled to cast one vote for each Unit owned of record on the record date. There is no established trading market for the Units.

     A Limited Partner may revoke its Ballot at any time prior to July 12, 1999 by mailing a properly executed Ballot bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partners. Revocation of a Ballot will be effective upon receipt by the General Partners of either: (i) an instrument revoking the Ballot; or (ii) a duly executed Ballot bearing a later date. This Solicitation Statement and Ballot were first mailed to Limited Partners on or about June 14, 1999.
Votes will be tallied within ten days of July 12, 1999, and within ten days of the final tally, the General Partners will notify each of the Limited Partners of the outcome of the vote by mail.

                          INTRODUCTION
General Information

     If the Proposed Transaction is consummated and all of the Properties are sold, the gross sales price of the Partnership's assets will be no less than $12,215,000. This minimum sales price represents approximately 70% of the cumulative appraised value of the Properties, before deducting any expenses incurred to close the transaction. However, the General Partners will endeavor to maximize the value of the Properties in the marketplace. See
"Description of the Proposed Transaction   Description of the
Properties" and " Terms and Conditions" for the appraised market value and the terms and conditions of the Proposed Transaction.

     The General Partners intend to sell all of the Properties, as well as the retail properties of those owned by two affiliated limited partnerships, Brauvin Real Estate Fund L.P. 4 and Brauvin Real Estate Fund L.P. 5, in a single sale. However, if the General Partners believe it is in the best interest of the Limited Partners, the Properties may be sold individually or in any combination provided that the total sales price for the Properties included in the transaction equals or exceeds 70% of the aggregate appraised value for such Properties. Properties with debt equal to or greater than the proposed sales price, if any, net of applicable sales cost may not be sold by the Partnership. Instead, those Properties will be returned to the mortgage holders. As the Partnership will not receive any sales proceeds in those instances, the total proceeds received by the Partnership from the Proposed Transaction may be less than 70% of the aggregate appraised value of the Properties. The General Partners will not receive any fees in connection with the Proposed Transaction. The General Partners will not sell any Properties to affiliates of the Partnership.

     The Partnership's Restated Limited Partnership Agreement (the "Partnership Agreement") provides in Section P.2(e) that the General Partners may not sell or dispose of all, or substantially all, of the Properties without the approval of the Limited Partners owning a majority of the limited partnership interests (excluding non-voting economic interests) of the Partnership (the "Units"), except the sale or disposition of the final Property. For purposes hereof, "Properties" means the real estate, together with the buildings, improvements, equipment, furniture, fixtures and personal property associated therewith, used by the Partnership in the conduct of its business.

     As of December 31, 1998, the Partnership had approximately 565 Limited Partners and economic interest holders. Neither the General Partners, nor any of the officers or directors of Brauvin 6, Inc., are the beneficial owners of any Units.
Forward-Looking Statements

     This Solicitation Statement contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Description of the Proposed Transaction" and "Pro Forma Unaudited Financial Data" as well as within the Solicitation Statement generally. In addition, when used in this Solicitation Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the General Partners to find a suitable buyer for the Properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the Properties, the discovery of an environmental condition impacting one or more of the Properties, an economic downturn in the markets in which the Properties are located and other factors set forth in this Solicitation Statement. The Partnership undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect any future events or circumstances.

            DESCRIPTION OF THE PROPOSED TRANSACTION

Background and Recommendation of the General Partners

     The General Partners have been reviewing potential sale strategies, including both aggregate sales possibilities and single-property sales, to determine the most profitable and efficient manner to sell the Properties. While the General Partners' marketing efforts have not been aggressive to date, the General Partners intend to increase their efforts upon a majority vote of the Limited Partners in favor of the Proposed Transaction. To that end, the General Partners retained Landauer Associates, Inc. ("Landauer") to assist in the marketing process.

     The Partnership has entered into an engagement letter (the "Marketing Contract") with Landauer for the various Properties owned by the Partnership. The Marketing Contract is structured in two phases: (i) Phase I: due diligence and market pricing analysis; and (ii) Phase II: marketing of the Properties. Phase II is further sub-divided into three sub-phases: (i) pre-marketing; (ii) marketing; and (iii) post-marketing. The fee for appraisals of two of the Partnership's properties and completion of Phase I of the Marketing Contract was $14,300. The fee for Phase II of the Marketing Contract is contingent on the closing of the sale of the Properties (the "Placement Fee") and the Placement Fee shall be an amount equal to 2% of the gross sales price (sales price without deduction for closing expenses, adjustments or costs) of the Properties. Landauer will provide a credit against the Placement Fee for any fees it received in connection with Phase I of the engagement. Under the Marketing Contract, Landauer has the exclusive right to represent the Partnership in the sale of the Properties for a period of 12 months. However, the Marketing Contract may be terminated at anytime by either party upon 30 days written notice to the other party.

     Copies of the Marketing Contract with Landauer will be made available to the Limited Partners upon request.

     Landauer, founded in 1946, is an international real estate advisory organization with professionals in the appraisal, consulting and investment banking areas of the commercial real estate industry. The Capital Market Group of Landauer represents clients in structuring their real estate initiatives including the disposition of selected real estate assets, such as retail centers, hotels, office and industrial buildings. Landauer's investor database contains a current list of the most active investors, many of whom are clients of Landauer's many practice areas.

     Landauer will employ a marketing plan to attempt to achieve the optimum value for the assets. Initially, Landauer will conduct due diligence on the Properties and prepare a confidential offering memorandum. Once the offering memorandum has been approved, Landauer will embark on marketing the Properties including, but not limited to, print advertising, press releases and contacting current buyers from its investor database. Interest will be sought directly from private investors and firms, insurance and pension funds and publicly owned real estate companies. Landauer will inform the Partnership of any serious interest in the Properties and will work with both buyer and seller to arrive at an agreeable purchase and sale contract. While it is the intent of Landauer to sell all of the retail properties to one buyer, Landauer may recommend to divide the portfolio should it be more prudent.

     Landauer appraised two of the Properties. Landauer represents that it prepared the appraisal reports in conformity with the Uniform Standards of Professional Practice and in accordance with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute. Landauer reviewed lease abstracts, rent rolls, operating budgets and other property data provided by the Partnership. Landauer also conducted an on-site investigation of each Property and its surrounding area.

     There are three traditional approaches to value: The Income Approach, the Sales Comparison Approach and the Cost Approach. The applicability of each depends on the characteristics of the subject property and the behavior of market participants as of the date of value. Investment-grade properties, such as the Properties, typically possess detailed and complex physical, legal, locational and economic characteristics. The primary valuation approach employed by buyers and sellers of such properties is the Income Approach. The Income Approach converts the anticipated future benefits of ownership to an expression of present value. For multi-tenant properties such as the two Properties appraised by Landauer, the discounted cash flow analysis technique is typically employed. This technique first projects the anticipated cash flows for the properties over a holding period (normally ten years). The projected cash flows and net residual value are then discounted to an expression of present value at a market-oriented discount rate. In arriving at the appraised market value for these properties, Landauer placed its greatest reliance on the Income Approach.

     The appraisal report for the Ponderosa restaurant in Garfield Heights, Ohio, was prepared by Valuation Research Corporation ("Valuation Research"). Valuation Research represents that it prepared the appraisal report in conformity with the Uniform Standards of Professional Practice and in accordance with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute. The appraisal included a personal inspection of the Ponderosa Property (as hereinafter defined) and an analysis of recent comparable sales and rentals of similar types of property in the area. Valuation Research limited its analysis to the Income Approach in establishing the appraised market-value of the Ponderosa Property.

     Copies of the appraisal reports for the Properties will be made available to the Limited Partners upon request.

     The General Partners believe the Proposed Transaction is in the best interests of the Limited Partners at this time and strongly recommend a vote in favor of the Proposed Transaction due to the: (1) improved conditions for the sale of the Properties; (2) lack of an established trading market for the Units; (3) limited representations and warranties anticipated to be made to the buyers; (4) majority approval requirement; and (5) return of a portion of the outstanding capital contribution. See "Description of the Proposed Transaction -- Advantages to the Limited Partners." Description of the Properties

     For the purpose of the information disclosed in this section, the following terms are defined as follows:

Occupancy Rate:  The occupancy rate is defined as the occupied square footage as of December 31, divided by the total square footage excluding square footage of outparcels, if any.

Average Annual Base Rent Per Square Footage: The average
                 annual base rent per square footage is defined as the total effective base rental income for the year divided by the Average Square Footage Occupied excluding outparcels, if any.

Average Square Footage Occupied: The average square footage
                 occupied is calculated by averaging the occupied square footage at the beginning of the year with the occupied square footage at the end of the year excluding outparcels, if any.

     The Partnership currently owns the Properties described below:

(a)  Delchamps Plaza North Shopping Center ("Delchamps")

     On November 12, 1987, the Partnership acquired Delchamps located in Tuscaloosa, Alabama, for approximately $4,058,000. Delchamps is a community shopping center constructed in 1986 with approximately 59,400 rentable square footage on a seven acre site. Delchamps is anchored by a regional grocer named Delchamps and Harco Drug, a Tuscaloosa-based drug store chain. Delchamps has eight stores and was 100% occupied at December 31, 1998.

     Delchamps had an appraised market value of $4,900,000, as of October 18, 1998.

     Delchamps is secured by a first mortgage loan in the amount of $2,925,000 (the "Delchamps First Mortgage Loan") from NationsBanc Mortgage Capital Corporation ("NationsBanc"). The Delchamps First Mortgage Loan bears interest at the rate of 9.03% per annum, is amortized over a 25 year period, requires monthly payments of principal and interest of approximately $24,600 and matures on February 1, 2002. The outstanding mortgage balance encumbered by this property was $2,869,312 at December 31, 1998.

     At any time between February 1, 1999 and August 1, 2001, the Partnership has the right to prepay the Delchamps First Mortgage Loan in whole (but not in part) provided that the Partnership: (i) provides NationsBanc 60 days prior written notice; and (ii) pays to NationsBanc a prepayment premium equal to the greater of : (a) 1% of the unpaid principal balance of the Delchamps First Mortgage Loan; or (b) a yield maintenance fee, computed at the time of the prepayment, in an amount equal to the present value of the difference between the interest which would have accrued over the remaining term of the Delchamps First Mortgage Loan, and the interest which would be earned on a 14.25% U.S. Treasury Security with the same maturity as the Delchamps First Mortgage Loan.

     The occupancy rate and average annual base rent per square foot at December 31 for the last two years were as follows:



                              1998                    1997

Occupancy Rate                100%                    100%

Average Annual Base
     Rent Per Square Foot     $7.92                   $7.84


     Delchamps has two tenants which individually occupy 10% or more of the rentable square footage. The following is a summary of the tenant rent roll at December 31, 1998:

                         Annual    Lease
              Square      Base   Expiration   Renewal       Nature of
Tenant        Footage     Rent       Date     Options       Business

Delchamps      42,057   $315,427   1/2007  4/5 years ea.     Grocery
                                                             Store
Harco Drugs     9,800     73,500   1/2002  4/5 years ea.     Drug
                                                             Store
Others          7,532     81,222  Various     Various
               ------   --------
               59,389   $470,149
               ======   ========

(b)  Shoppes on the Parkway ("Shoppes")

     On March 31, 1988, the Partnership purchased Shoppes, a shopping center located in Hilton Head, South Carolina, for approximately $7,360,000. Shoppes is a factory outlet retail center constructed in 1986 with approximately 86,900 rentable square footage situated on a 9.43 acre site. Shoppes was 92% occupied at December 31, 1998. To retain tenants and to attract customers to Shoppes, the Partnership completed various improvements to the property in 1997. These improvements included landscaping, benches, canopies, exterior painting and refurbished restrooms.

     Shoppes had an appraised market value of $11,300,000, as of November 1, 1998.

     Shoppes is secured by a first mortgage loan in the amount of $6,100,000 (the "Shoppes First Mortgage Loan") from Morgan Stanley Mortgage Capital, Inc. ("Morgan Stanley"). The Shoppes First Mortgage Loan bears interest at the rate of 9.55% per annum, amortizes over a 25 year period, requires monthly payments of principal and interest of approximately $53,500 and matures on May 1, 2002. The outstanding mortgage balance encumbered by this property was $5,846,777 at December 31, 1998.

     The Partnership may prepay the Shoppes First Mortgage Loan without premium or penalty at any time after 78 months upon five days' prior written notice to Morgan Stanley. In addition, the Partnership may prepay the principal of the Shoppes First Mortgage Loan in whole or in part on any first business day of each month after 36 months upon 45 days' prior written notice provided that the Partnership also pays a prepayment premium in an amount equal to the product of: (i) the difference between (a) the present value, as of the date of such prepayment, of the remaining scheduled payments of principal and interest due under the Shoppes First Mortgage Loan (such present value being determined by discounting such payments using a treasury rate yield for the week ending prior to the date of the relevant prepayment of U.S. Treasury constant maturities with a maturity date (one longer and one shorter) most nearly approximating the mortgage rate of the Shoppes First Mortgage Loan), and (b) the then-outstanding principal balance of the Shoppes First Mortgage Loan as of the date of such prepayment; multiplied by (ii) a fraction, the numerator of which is the amount of that portion of the principal balance of the Shoppes First Mortgage Loan being prepaid and the denominator of which is the entire outstanding principal balance of the Shoppes First Mortgage Loan on the date of such prepayment. The calculation of any and all prepayment premiums will be made by Morgan Stanley.

     The occupancy rate and average annual base rent per square foot at December 31 for the last two years were as follows:


                                1998           1997

Occupancy Rate                  92%             95%

Average Annual Base
     Rent Per Square Foot       $15.15          $14.36


     Shoppes has no tenants which individually occupy 10% or more of the rentable square footage. The following is a summary of the tenant rent roll at December 31, 1998:

                             Annual     Lease
                  Square      Base    Expiration   Renewal
Tenant            Footage      Rent       Date     Options

All Tenants       79,588   $1,229,379    Various   Various
Vacant             7,278           --
                  ------   ----------
                  86,866   $1,229,379
                  ======   ==========

(c)  Ponderosa Restaurant ("Ponderosa Property")

     On September 28, 1988, the Partnership purchased the land and building occupied by a Ponderosa restaurant located in Garfield Heights, Ohio. The building was constructed in 1981 and contains 5,400 square footage of space. The cost of the restaurant was $1,075,000, plus closing costs paid in cash.

     The Ponderosa Property had an appraised market value of $1,250,000, as of November 1, 1998, as prepared by Valuation
Research.

     The Ponderosa Property was purchased from Ponderosa, Inc. ("Ponderosa"), a wholly-owned subsidiary of Metromedia Company. The Ponderosa Property is operated by Ponderosa in accordance with the terms of a triple-net lease under which Ponderosa must pay all taxes, insurance premiums and operating costs. The lease has a base term of 15 lease years (as defined in the lease), terminates on September 22, 2003 and contains four five-year renewal options. The Partnership is the landlord and does not participate in the operations of the restaurant.

     Ponderosa is obligated to pay a minimum base rental amount every four calendar weeks. In addition to the base rent, percentage rent is paid based on the average gross sales of the first two lease years (the "Percentage Base"). The percentage rent is 6.5% of the amount by which the gross sales in any year exceeds this Percentage Base.

     Ponderosa has the right to repurchase the Ponderosa Property at the end of the lease term (2003) and every five years thereafter at the fair market value of the real estate at the time of repurchase (assuming that the extension option has been exercised). In 1998, Ponderosa declined to exercise its right to repurchase the Ponderosa Property; however, Ponderosa still maintains its ability to repurchase this property in 2003. In addition, the Partnership has a right of first offer on the Ponderosa Property.

     The Ponderosa Property has been occupied since its purchase and the average annual base rent per square foot at December 31 for the last two years are as follows:
                                       1998            1997
Average Annual Base Rent
    Per Square Foot                    $23.64          $24.00

Terms and Consideration

     If the Proposed Transaction is consummated for all of the Properties, the consideration will be at least $12,215,000 (the "Minimum Price"), before deducting all closing fees and other necessary expenses, the sum of which is estimated at 6% of the final sales price. Any potential buyer will agree, subject to the terms and conditions set by the Partnership in its bid package, to acquire either: (i) all the Properties set forth above for an aggregate purchase price equal to at least the Minimum Price; or
(ii) less than all the Properties for a purchase price at least equal to 70% of the cumulative sum of the appraised value for such Properties. Should the Partnership be forced to return a Property to a mortgage holder, the calculation of the Minimum Price will be based on the valuation of the Properties sold and will not include the valuation of Properties subject to foreclosure, deeds in lieu of foreclosure or similar forms of conveyance.

     The General Partners intend to sell the Properties under a closed bid process. Such a process will include identification of target buyers with proven financing ability and performance of certain evaluations of the Properties, such as environmental testing. Potential buyers will be requested to sign confidentiality agreements to safeguard the Partnership's confidential and proprietary information. Sealed bids will be requested. Each bid must be all cash, completely unconditional and accompanied by a substantial deposit.

     The General Partners will attempt to sell the Properties on the most favorable terms that the General Partners are able to negotiate, but in no event will the General Partners accept a sale price for a group sale of all of the Properties which is less than the Minimum Price, nor a sales price for a sale of less than all of the Properties which is less than 70% of the cumulative appraised value of those Properties. Note that in a group sale of two or more Properties, certain individual Properties may be sold for less than 70% of their appraised value if other Properties in the group can be sold at a high enough price to meet the cumulative minimum of 70% of appraised value of all such Properties.

     If the Proposed Transaction is approved, the General Partners intend to conduct the sale in an aggressive and efficient manner, followed by timely distributions to Limited Partners. Accordingly, the General Partners have established the following time line goals for completion of the Proposed Transaction:

     July 12, 1999      Deadline for receipt of Ballots

     August 9, 1999     Send bid packages to prospective buyers

     October 4, 1999    Deadline for receipt of bid proposals

     November 15, 1999  Closing of Proposed Transaction

     February 12, 2000  Final Distribution to Limited Partners

     The foregoing are the General Partners' goals for and estimates of the time required for each step of the Proposed
Transaction. Various delays may be encountered which could result in a later closing date or distribution date.
Advantages to the Limited Partners

     Improved Conditions for the Sale of the Properties. As the economic well-being of consumers has increased as a result of full employment and strong financial markets, commercial tenants have seen increased customer traffic. As a result, in many real estate markets, prices for commercial properties have been increasing.

     Lack of an Established Trading Market. There is currently no active or established trading market for Units. The Proposed Transaction would provide an efficient and cost effective manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling their Units individually. The General Partners believe that the Proposed Transaction is the most attractive opportunity for the Limited Partners to obtain the value of their Units because the Properties will be sold in a competitive bid process. Selling Units individually may require selling at a price below the appraised value to attract a buyer for an illiquid investment. The General Partners also believe that the Proposed Transaction is likely to result in a higher value to Limited Partners than a tender offer for Units, because such tender offers usually reflect a substantial discount for lack of marketability of the Units and the profit requirements of the offeror.

     Limited Representations and Warranties. The Partnership will only be required to make limited representations and warranties to the buyer as to the condition of the Properties, thereby eliminating the need to establish a substantial escrow of funds as is typically required in merger transactions or asset sales in accordance with Section V.1(b) of the Partnership Agreement. This will allow greater net proceeds to be paid to the Limited Partners at the time of the sale and, thereafter, to be invested by the Limited Partners in other investments.

     Majority Approval Requirement. The vote of a majority of the Limited Partners is required to approve the Proposed Transaction. As a result of the majority approval requirement, the Proposed Transaction will only be effected if it is approved by persons who are not affiliated with the buyer and, therefore, not subject to a conflict of interest.

     Return of Capital. The distribution of net proceeds from the Proposed Transaction will provide the Limited Partners a cash return of a portion of their capital contribution to the Partnership. Such proceeds can then be reinvested by the Limited Partners in other investments that could possibly yield a higher return than the investment in the Partnership.
Disadvantages to Limited Partners

     While the General Partners believe that the Proposed Transaction would be in the best interests of the Limited Partners, each Limited Partner should consider the following factors in evaluating the Proposed Transaction. Upon the completion of the liquidation, Limited Partners will no longer be eligible to receive future distributions of cash flows from operations since the Partnership will no longer be operating the Properties. However, Limited Partners will receive a distribution of the net proceeds from the sale of the Properties, after deduction of certain expenses and fees as described above. Limited Partners will be subject to capital gains taxes to the extent the sales price per Unit exceeds the Limited Partner's adjusted tax basis in each Unit. Finally, Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold.
Advantages to the General Partner

     The General Partners may receive a nominal distribution of the net sale proceeds pursuant to the terms of the Partnership
Agreement.
Security Ownership of Certain Beneficial Owners and Management

     Everest Properties II, LLC ("Everest") is the owner of 6.9% of limited economic rights in the Partnership ("Limited Rights"). As a owner of Limited Rights, Everest has economic rights to receive Partnership distributions and allocations of profits and losses subject to the terms of the Partnership Agreement. However, Everest has no voting privileges.
Accounting Treatment of the Proposed Transaction

     If the Proposed Transaction is approved by the Limited Partners, the Partnership will cease the operational phase of the Partnership's cycle and begin the liquidation phase with the sale of the properties. In accordance with generally accepted accounting principles, the Partnership's financial statements will then be prepared on a liquidation basis. Accordingly, the carrying value of the assets will be presented at the estimated realizable amounts and all liabilities will be presented at estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Preparation of the financial statements on a liquidation basis requires significant assumptions by management, including assumptions regarding the amount that creditors would agree to accept in settlement of obligations due them, the estimate of liquidation costs to be incurred and the resolution of contingent liabilities, including tax liabilities resulting from the liquidation. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected.

  FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

     The following is a summary of the material federal income tax consequences to a Limited Partner which may result from the Proposed Transaction. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner's individual circumstances.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), as well as currently existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, that state, local or foreign taxes may have on the Proposed Transaction. Furthermore, no assurance can be given as to the accuracy or completeness of this summary.
Taxation of Partnerships in General

     An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, income or loss "flows through" the partnership to the partners, who are taxed individually on their allocable shares of partnership income, gain, loss or deduction. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership's gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its tax return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.
Basis of Partnership Interests

     A partner's basis in its Unit is equal to its cost for such Unit, reduced by its allocable share of: (i) partnership distributions, (ii) taxable losses and (iii) expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of: (i) partnership taxable profits, (ii) income of the partnership exempt from tax and (iii) additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take non-recourse liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner's allocable share of the non-recourse liability will be taken into account to determine basis.
Effect of the Proposed Transaction

     The Proposed Transaction will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the amount realized and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the partnership is discharged as a result of the sale. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

     A substantial portion of the assets to be sold, including buildings, land and equipment, which were held for more than one year are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement.
Effect of Liquidation

     Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent that the amount of cash, plus the fair market value of any marketable securities, distributed to it exceeds the partner's basis in its Units at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation may constitute ordinary income or loss.

     Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than one year when the liquidation is consummated. For non-corporate Limited Partners, long-term capital gains are generally taxed at a 20% rate. If the Limited Partner has held its Units for one year or less, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.
Exempt Employee Trusts and Individual Retirement Accounts

     Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that are not derived from "debt-financed property" as defined in Section 514 of the Code. If, as the Partnership believes, the Properties are not characterized as "inventory," and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

     THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THIS TRANSACTION AS TO FEDERAL, STATE, LOCAL AND FOREIGN TAXES INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

    DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

     Upon completion of the Proposed Transaction, the Partnership will be dissolved and its business wound up in accordance with
Section V of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partners in the manner set forth in the Partnership Agreement.

     While the Minimum Price provides a floor on the amounts to be received in the proposed sale, the General Partners believe that there is a reasonable likelihood that the Properties will actually be sold at or above their appraised values. The General Partners estimate that a sale of the Properties at the appraised values, after deducting all expenses associated with this solicitation, the sale of Properties and establishment of required reserves, will result in a liquidating distribution to the Limited Partners of approximately $1,162.62 per Unit. If a final liquidating distribution of $1,162.62 per Unit is achieved, the Limited Partners will have received a total of $1,988.24 to $1,919.54 per Unit in distributions over the life of the Partnership (from the first Unit sold in 1986 to the last Unit sold in August 1987). For additional information regarding the calculation of the estimated liquidating distributions, if any, upon a sale at the Minimum Value, the appraised value, and at 10% above the appraised value, see "Notes to Unaudited Pro Forma Balance Sheet" below.

     Upon completion of the distribution of the Partnership's funds and the liquidation of the Partnership, the General Partners will execute and record a Certificate of Cancellation of the Partnership, and the legal existence of the Partnership will cease.

                    REGULATORY REQUIREMENTS

     Other than the requirement under Delaware law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Proposed Transaction.

                     AVAILABLE INFORMATION

     The Units are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 as amended (the "Exchange Act").
As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and other documents filed by the Partnership with the Commission, including the 1998 Annual Report on Form 10-KSB. Such reports and other information should be available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Partnership's electronic filings are publicly available on the internet at http://www.sec.gov/.

     The Corporate General Partner, Brauvin 6, Inc., is a privately held company and is not subject to the reporting requirements of the Exchange Act.

       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Partnership with the Commission are hereby incorporated in this Solicitation Statement by reference:

     Annual Report on Form 10-KSB for the year ended December 31,
1998 and Quarterly Report on Form 10-QSB for the quarter ended
March 31, 1999.

     All reports and other documents filed by the Partnership after the date of this Solicitation Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the final date on which Ballots may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Solicitation Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

     Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Solicitation Statement modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

     The Partnership will provide, without charge, to each person to whom a copy of this Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such documents are specifically incorporated by reference into the information this Solicitation Statement incorporates), as well as the Landauer Marketing Contract and the appraisals. Written and telephone requests for such copies should be addressed to the Partnership at its principal executive office at 30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602, telephone number (312) 759-7660. All such requests will be sent by first class mail or other equally prompt means within one
(1) business day of receipt of such request.

               PRO FORMA UNAUDITED FINANCIAL DATA

     The following unaudited pro forma balance sheet assumes that as of December 31, 1998, the Partnership had sold the Properties at the Minimum Value, the appraised value and 10% above the appraised value, and liquidated the Partnership. The funds available for distributions to the Partners based on the appraised value, adjusting for payment of liabilities of the Partnership, expenses and prorations of sale and expenses of liquidation, are expected to total approximately $9,180,182.

     The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma financial data.

     ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL DATA IS
BASED UPON AMOUNTS AS OF DECEMBER 31, 1998. FINAL RESULTS MAY
DIFFER FROM SUCH INFORMATION.

               BRAUVIN INCOME PROPERTIES L.P. 6,
                 a Delaware limited partnership

                  PRO FORMA LIQUIDATION BASIS
             STATEMENT OF NET ASSETS IN LIQUIDATION
                       December 31, 1998
                          (Unaudited)



                                 Based on     Based on    Based on
                                  70% of       100% of     110% of
                                 Appraised    Appraised   Appraised
                                   Value        Value       Value


ASSETS:

Cash and cash equivalents    $   776,207   $   776,207   $   776,207
Real estate held for sale     11,854,125    16,958,250    18,659,625
Rent receivable (net of
    allowance)                   175,785       175,785       175,785
Escrow and other deposits        579,082       579,082       579,082
                             -----------   -----------   -----------

Total Assets                 $13,385,199   $18,489,324   $20,190,699
                             ===========   ===========   ===========

LIABILITIES:

Mortgage notes payable       $ 8,716,089   $ 8,716,089   $ 8,716,089
Accounts payable and
    accrued expenses             248,020       248,020       248,020
Due to affiliates                  9,803         9,803         9,803
Deferral on gain on real
    estate                     2,251,470     7,271,563     8,972,938
Estimated losses through
    liquidation                  405,713       321,681       321,681
Tenant security deposits          13,549        13,549        13,549
                             -----------   -----------   -----------

Total Liabilities             11,644,644    16,580,705    18,282,080
                             -----------   -----------   -----------

Net Assets in Liquidation    $ 1,740,555   $ 1,908,619   $ 1,908,619
                             ===========   ===========   ===========



          See accompanying notes to pro forma financial statements.

                BRAUVIN INCOME PROPERTIES L.P. 6
           NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


     (1)  Basis of Presentation

     The pro forma financial statements have been prepared under the assumption that the Limited Partners have approved the Proposed Transaction, and in accordance with generally accepted accounting principles, the liquidation basis of accounting has been adopted. Accordingly, the carrying value of the assets are presented at the estimated realizable amounts and all liabilities are presented at estimated settlement amounts, including estimated costs associated with completing the liquidation. Preparation of the financial statements on a liquidation basis requires significant assumptions by management, including assumptions regarding the amount that creditors would agree to accept in settlement of obligations due them, the estimate of liquidation costs to be incurred and the resolution of contingent liabilities, including tax liabilities resulting from the liquidation. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected.

     (2)  Value assumptions

     Three separate property sale scenarios, based upon the Landauer appraisals, have been presented in the pro forma financial statements. The scenarios represent the sale of the properties at 70%, 100% and 110% of the appraised values. Additionally, as stated in Note 1 above, under the liquidation basis of accounting the real estate held for sale presented in the pro forma financial statements is recorded at the net realizable amount (which includes the estimated amounts associated with the sale of the property).

               BRAUVIN INCOME PROPERTIES L.P. 6,
                 a Delaware limited partnership

                             BALLOT

     The undersigned Limited Partner acknowledges receipt of the Solicitation Statement dated June 14, 1999 respecting the proposed sale of the Partnership's Properties and the subsequent liquidation of the Partnership. The undersigned Limited Partner understands that the General Partners are seeking the approval of the Limited Partners to a sale of the Partnership's properties at a Minimum Sale Price of $12,215,000 (unless certain Properties are conveyed back to the mortgage holders), to one or more buyers.

     The General Partners recommend a vote FOR a sale of the Partnership's Properties.

     THIS PROPOSED SALE OF THE PARTNERSHIP'S PROPERTIES REQUIRES
THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING
UNITS OF THE PARTNERSHIP.

     PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

          Vote Regarding the Sale of the Partnership's
          Properties: proposal to authorize the General
          Partners to sell all of the Partnership's
          Properties at a gross purchase price of not less than $12,215,000 (unless certain
          Properties are conveyed back to the mortgage holders). Approval of a sale of the Partnership's Properties will also be deemed a vote for the termination and dissolution of the Partnership (upon completion of the sale).

               FOR [  ]  AGAINST [  ]        ABSTAIN [  ]

          ______________________________     Date:______________
          Signature of Unit Holder

          ______________________________
          Print Name

          ______________________________     Date:______________
          Signature of Unit Holder, if held
          jointly

          ______________________________
          Print Name

THIS BALLOT MUST BE RECEIVED BY THE GENERAL PARTNERS ON OR BEFORE
JULY 12, 1999.  ALL BALLOTS NOT RECEIVED, OR RECEIVED AFTER JULY
12, 1999, SHALL NOT BE COUNTED.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR PARTNERSHIP INTEREST(S). WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON.